                                                        EXHIBIT 12(a)
                           SALOMON INC AND SUBSIDIARIES
               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


                                   Three
                                  Months
           			                     Ended
  					                         March 31,              Years Ended December 31,
Dollars in millions                 1994       1993        1992        1991        1990        1989
- - ---------------------------------------------------------------------------------------------------
Earnings:
 Income before taxes and
     cumulative effect of
     change in accounting
     principles                  $   112    $ 1,465     $ 1,056     $   919     $   506     $   740
 Add fixed charges (see below)     1,065      4,644       4,373       5,704       6,032       6,147
 Other adjustments                     0         22          20          (4)        (16)        (10)
                                 -------    -------     -------     -------     -------     -------
Earnings as defined              $ 1,177    $ 6,131     $ 5,449     $ 6,619     $ 6,522     $ 6,877

Fixed Charges and
 Preferred Dividends:
 Interest expense                $ 1,058    $ 4,600     $ 4,324     $ 5,638     $ 5,959     $ 6,093
 Other adjustments                     7         44          49          66          73          54
                                 -------    -------     -------     -------     -------     -------
Fixed charges as defined           1,065      4,644       4,373       5,704       6,032       6,147

Ratio of earnings to
 fixed charges                      1.11       1.32        1.25        1.16        1.08        1.12
                                 =======    =======     =======     =======     =======     =======

<fn1>
NOTE:
The ratio of earnings to fixed charges is calculated by dividing fixed charges into the sum of income before taxes and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.